Exhibit 10.27

January 2, 2018

Elisabeth A. Sandoval

Re:	Promotion and Amendment to Offer of Employment At Alder BioPharmaceuticals, Inc. (the “Company” or “Alder”) dated July 26, 2016

Dear Elisabeth:

Promotion

In recognition of your important contributions to Alder’s business, we are promoting you to Chief Commercial Officer and Executive Vice President of Corporate Strategy, effective on January 1, 2018.

Your new base salary will be $445,000 and, under Alder’s annual bonus program, your target incentive bonus percentage will be increased to 45% of your base salary for 2018.

In addition, you have been granted an incentive stock option to purchase 150,000 shares of common stock under Alder’s 2014 Equity Incentive Plan.  The shares subject to this option shall vest at the rate of 25% of the total number of shares on the one-year anniversary of January 1, 2018 (the “Vesting Commencement Date”) and 1/48th of the total number of shares each monthly anniversary of the Vesting Commencement Date thereafter, for so long as you provide continuous service to Alder, such that the total number of shares shall be fully vested on the four-year anniversary of the Vesting Commencement Date.

Amendment to Offer Letter

You and Alder entered into an offer letter agreement dated July 26, 2016 (the “Original Letter Agreement”) whereby you agreed to certain terms of employment as described in that Original Letter Agreement.  In connection with your promotion, you and the Company hereby agree to amend the Original Letter Agreement as described in this letter amendment (the “Amendment”).

1.The bulleted section entitled “Relocation” is hereby amended and restated in its entirety as follows:

●Relocation In connection with this offer of employment, Alder agrees to provide you with relocation assistance, subject to the provisions of this section.  We will pay for two months of temporary housing, as well four trips between your California home and the Seattle area.  Alder will also reimburse you for certain expenses relating to your establishment of a residence in the Seattle area by December 31, 2018.  These additional relocation expenses shall not exceed $80,000.00 (the “Initial Relocation Amount”).  In addition, Alder will reimburse you up to an additional $70,000.00 for expenses incurred by you through December 31, 2018 in connection with maintaining your residence in the Seattle area and for travel between the Seattle area and your California home (the “Supplemental Relocation Amount”, and together with the Initial Relocation Amount, “Relocation Reimbursement”). To comply with Section 409A of the Internal Revenue Code (“Section 409A”), any taxable relocation expenses will be paid to you in 2018. Relocation Reimbursement shall only be payable by Alder upon submission of appropriate documentation for expenses.  Any such Relocation Reimbursements will be paid to you within 30 days after the date you submit such documentation, provided you submit the documentation within 45 days after you incur the expense.  The IRS considers certain relocation benefits, whether paid to you or on your behalf directly to a vendor, as compensation to you.  Alder is required to report these payments as compensation to the appropriate federal and state agencies.  Please keep in mind that the taxable reimbursements and vendor payments will be included in your gross earnings on your W-2 for the year of payment.  Alder will provide tax assistance to off-set the tax impact to you.  If you voluntarily terminate your employment within 13-24 months of your official start date with Alder, you will be required to reimburse Alder for 50% of the relocation expenses reimbursed to you or paid on your behalf (including any tax gross-up).  You hereby expressly authorize Alder to withhold from your final paycheck any amounts owed to Alder, and you agree to repay any balance due in four equal annual quarterly installment payments, the first payment to be made on the last business day of the month following the month in which your termination is effective.

2.A new bulleted section entitled “Additional Award Opportunity” is hereby added after the bulleted section entitled “Stock Options” and before the bulleted section entitled “Benefits”, to read in its entirety as follows:

●Additional Award Opportunity  In recognition of the importance of your role at Alder, you will be eligible for an additional cash award in the total gross amount of $200,000, less applicable taxes and withholdings (the “Additional Award”), subject to the provisions below:

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Payment Timing.  Payment of the Additional Award shall be made in two equal installments, with the first installment payable on the first regularly scheduled payroll after September 28, 2018, and the second installment payable on the first regularly scheduled payroll after September 28, 2019.

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Terms and Conditions.  Your eligibility to receive each installment of the Additional Award is subject to and conditioned upon your remaining continuously and actively employed in good standing by Alder throughout the period prior to and including the installment payment date.  In the event that your employment terminates prior to either installment payment date, you shall forfeit any and all rights to any installment of the Additional Award that has not yet been paid.

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Tax Withholding and Implications.  There shall be deducted from each installment of the Additional Award the amount of any tax or withholdings required by any governmental authority to be withheld. Alder makes no representations or guarantees regarding the tax implications of the Additional Award and advises you to consult with your attorney and/or tax advisor regarding the tax implications of the Additional Award.”

3.The Offer Letter Agreement shall continue in full force and effect as amended by Amendment and the Offer Letter Agreement, together with Amendment, constitutes the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Offer Letter Agreement, the provisions of this Amendment shall govern and control. Each and every other term, condition, and provision set forth in the Original Letter Agreement shall remain in full force and effect in accordance with the terms of the Original Letter Agreement.  From and after the date hereof, all references in the Original Letter Agreement to the “this offer” and “this letter” shall be deemed to mean the Original Letter Agreement as amended by this Amendment.

Sincerely,

Alder BioPharmaceuticals, Inc.

By:  /s/ Randall C. Schatzman

       Randall C. Schatzman, Ph.D.

       President and Chief Executive Officer

ACCEPTANCE OF AMENDMENT:

I accept the Amendment described in this letter as of the date executed below.

/s/ Elisabeth A. Sandoval

Elisabeth A. Sandoval

January 2, 2018

Date